Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

March 13, 2012	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its unaudited financial results for the three months ended December 31, 2011.

FINANCIAL RESULTS

An overview of the financial performance for the three months ended December 31, 2011, as compared to the three months ended December 31, 2010, includes:

•                  Quarterly operating income increased to $11.5 million from a $2.2 million loss, principally due to the following:

•                  Revenue was $39.2 million compared to $39.5 million due to increases in revenue at the Gulf Coast, Midwest and Southeast terminals of approximately $0.7 million, $0.1 million and $1.3 million, respectively, offset by decreases in revenue at the Brownsville and River terminals of approximately $2.3 million and $0.1 million, respectively. The decrease in the Brownsville revenue is primarily attributable to our contribution of product storage capacity to the Frontera joint venture in the second quarter of 2011.

•                  Direct operating costs and expenses were $15.8 million compared to $20.8 million due to decreases in direct operating costs and expenses at the Gulf Coast, Midwest, Brownsville, River and Southeast terminals of $2.7 million, $0.6 million, $0.5 million, $0.2 million and $1.0 million, respectively. The decrease in direct operating costs and expenses is primarily attributable to the timing of repairs and maintenance across our terminaling and transportation facilities.  For the three months ended December 31, 2011, we had repairs and maintenance expenditures of approximately $5.5 million, which is a decrease of approximately $4.5 million from the three months ended December 31, 2010. During the quarter ended December 31, 2010, we incurred 49% of our total repairs and maintenance for 2010. During 2011, we have attempted to perform our repairs and maintenance more ratably through the year.

•                  An increase in direct general and administrative expenses of approximately $0.5 million.

•                  For the three months ended December 31, 2010, approximately $8.5 million and $0.8 million of non-cash charges related to a goodwill write-off and a loss on disposition of assets, respectively.

•                  Quarterly net earnings increased to $10.5 million from a $2.8 million loss due principally to the increase in operating income discussed above.

•                  Net earnings per limited partner unit—basic increased to $0.65 from a $0.24 per unit loss. Distributable cash flow generated during the three months ended December 31, 2011 was $13.6 million compared to $8.9 million for the three months ended December 31, 2010.

•                  The distribution declared per limited partner unit was $0.63 per unit for the three months ended December 31, 2011, as compared to $0.61 per unit for the three months ended December 31, 2010.

An overview of select financial data for the year ended December 31, 2011, as compared to the year ended December 31, 2010, includes:

•                  Revenue was $152.3 million compared to $150.9 million due to increases in revenue at the Gulf Coast, Midwest and Southeast terminals of approximately $2.3 million, $0.1 million and $5.4 million, respectively, offset by decreases in revenue at the Brownsville and River terminals of approximately $4.4 million and $2.1 million, respectively. The decrease in the Brownsville revenue is primarily attributable to our contribution of product storage capacity to Frontera Brownsville LLC (the “Frontera joint venture”) in the second quarter of 2011.

•                  Direct operating costs and expenses were $64.5 million compared to $64.7 million due to decreases in direct operating costs and expenses at the Gulf Coast and Midwest terminals of $1.7 million and $0.3 million, respectively, offset by an increase in direct operating costs and expenses at the River and Southeast terminals of approximately $0.1 million and $1.8 million, respectively.

•                  The distributions declared per limited partner unit were $2.48 per unit for the year ended December 31, 2011, as compared to $2.41 per unit for the year ended December 31, 2010.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Firm Commitments:
Terminaling services fees, net:
External customers	$7,905	$9,062	$32,744	$35,554
Affiliates	20,574	20,339	81,190	82,651
Total firm commitments	28,479	29,401	113,934	118,205
Variable:
Terminaling services fees, net:
External customers	593	1,494	2,585	4,230
Affiliates	(37)	(64)	(166)	(146)
Total	556	1,430	2,419	4,084
Pipeline transportation fees	1,503	1,265	4,746	4,817
Management fees and reimbursed costs	1,189	580	3,899	2,161
Other	7,512	6,788	27,294	21,632
Total variable	10,760	10,063	38,358	32,694
Total revenue	$39,239	$39,464	$152,292	$150,899

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the year ended December 31, 2011 was as follows (in thousands):

At December 31, 2011
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$9,754
1 year or more, but less than 3 years remaining	52,389
3 years or more, but less than 5 years remaining	49,462
5 years or more remaining	2,329
Total firm commitments for the year ended December 31, 2011	$113,934

CHANGE IN INDEPENDENT AUDITOR

As previously disclosed, the audit committee of our general partner dismissed KPMG LLP, from its engagement as the principal accountant to audit the financial statements of TransMontaigne Partners L.P on December 15, 2011. The dismissal of KPMG LLP resulted from the determination that KPMG LLP was not “independent” of TransMontaigne Partners within the meaning of the rules of applicable regulatory agencies, and did not qualify as independent at the time of our audits for the years ended December 31, 2010 and 2009, and prior periods.  Although KPMG LLP was not independent with respect to TransMontaigne Partners, the audit committee and management of our general partner believe that the financial statements contained in those filings fairly present, in all material respects, the financial condition and results of operations of TransMontaigne Partners as of the end of and for the periods presented and may continue to be relied upon.  In conjunction with our investigation of this matter and our discussions with KPMG LLP, Deloitte & Touche LLP and the Securities and Exchange Commission (SEC), it was determined  that our investors will receive a meaningful benefit from the reassurance that will be provided by having our financial statements for the years ended December 31, 2010 and December 31, 2009 re-audited, and by having the quarterly financial information that will be contained in TransMontaigne Partners’ 2011 Annual Report re-reviewed, by Deloitte & Touche LLP, TransMontaigne Partners’ new independent registered public accounting firm.

We are working with Deloitte & Touche LLP to complete these audits and reviews as quickly as reasonably practicable, but they will not be completed prior to March 15, 2012, the date by which the 2011 Annual Report is due to be filed with the SEC in accordance with applicable SEC rules.  Accordingly, we excluded all financial statement information, notes thereto and Management’s  Discussion and Analysis of Financial Condition and Results of Operations from our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 13, 2012. Upon completion by Deloitte & Touche LLP of these audits and reviews, we will amend our Annual Report on Form 10-K to include our audited financial statements and related information which have been omitted from the March 13, 2012 filing.

RECENT DEVELOPMENTS

As previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, Morgan Stanley, which indirectly controls our general partner, informed us that for the foreseeable future, it does not expect to approve any “significant” acquisition or investment that we may propose.  Morgan Stanley has informed us they will review on a case by case basis each proposed transaction to determine its significance, whether an acquisition of, or investment in, assets or legal entities and that an acquisition of, or investment in, a minority interest or joint venture interest may be “significant” without respect to the size of the transaction. The practical effect of these limitations is to significantly constrain our ability to expand our asset base and operations through acquisitions from third parties.  Morgan Stanley’s decision is the result of the uncertain regulatory environment relating to Morgan Stanley’s status as a financial holding company subject to the Bank Holding Company Act, and consolidated supervision by the Federal Reserve.   As we disclosed in more detail in our Annual Report on Form 10-K for the year ended December 31, 2011,  the Dodd-Frank Act and the mandates it includes for further regulatory actions are part of a trend to increase regulatory supervision of the financial industry.  As a result of this trend, including further legislative and/or regulatory changes, Morgan Stanley’s ability or business strategy to own and operate our general partner and to operate Partners may be adversely affected. We cannot predict how any such changes might affect our financial condition or results of operations or how significant any such effects could be.

Effective December 29, 2011, as a result of Morgan Stanley’s determination that we cannot continue to pursue the development of the BOSTCO project as previously disclosed in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, we sold our remaining 50% interest in the BOSTCO project to Kinder Morgan for $18 million plus a transferrable option to buy 50% of Kinder Morgan’s interest in the project at any time prior to January 20, 2013. At this time we are unable to predict whether we will be able to exercise, or be able to sell, this purchase option. The $18 million was equivalent to the amount we had recorded for our investment in the BOSTCO project and, accordingly, no gain or loss was recognized.

On January 13, 2012, we announced a distribution of $0.63 per unit for the period from October 1, 2011 through December 31, 2011, payable on February 7, 2012 to unitholders of record on January 31, 2012. The distribution represented a $0.01 increase over the previous quarter and a 3.3% increase over the $0.61 per unit distribution declared for the fourth quarter of 2010.

LIQUIDITY AND CAPITAL RESOURCES

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved capital projects and approved future expansion, development and acquisition opportunities. We believe that we will be able to generate sufficient cash from operations in the future to fund our working capital requirements and our distributions to unitholders. We expect to initially fund our approved capital projects and our approved future expansion, development and acquisition opportunities, if any, with additional borrowings under our amended and restated senior secured credit facility. After initially funding expenditures for approved capital projects and future expansion, development and acquisition opportunities, if any, with borrowings under our amended and restated senior secured credit facility, we may raise funds through additional equity offerings and debt financing, which may include the issuance of senior unsecured notes.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our amended and restated senior secured credit facility.

•                  Our amended and restated senior secured credit facility that became effective March 9, 2011 provides for a maximum borrowing line of credit equal to $250 million.  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the amended and restated senior secured credit facility can be increased by up to an additional $100 million.  The terms of the amended and restated senior secured credit facility also permit us to borrow pursuant to the issuance of senior unsecured notes and to borrow up to approximately $24 million from other lenders, including our general partner and its affiliates.  The amended and restated senior secured credit facility expires on March 9, 2016.  At December 31, 2011, our outstanding borrowings were $120 million.

•                  On December 29, 2011 we sold our remaining ownership in the BOSTCO project to Kinder Morgan for $18 million, which was received on January 3, 2012. We used the $18 million in cash proceeds to pay down outstanding borrowings under our amended and restated senior secured credit facility, bringing our outstanding borrowings down to approximately $102 million in early January 2012.

•                  Management and the board of directors of our general partner have approved capital projects with estimated completion dates that extend through June 30, 2012.  At December 31, 2011, the remaining capital expenditures to complete the approved capital projects are estimated to range from $12 million to $15 million.  We expect to fund our capital expenditures with additional borrowings under our amended and restated senior secured credit facility.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

FILING OF ANNUAL REPORT ON FORM 10-K

As noted above, we are working with Deloitte & Touche LLP, TransMontaigne Partners’ new independent registered public accounting firm, to complete the re-audit of our financial statements for the years ended December 31, 2009 and December 31, 2010 and to complete the review of the quarterly financial information that will be contained in TransMontaigne Partners’ 2011 Annual Report as quickly as reasonably practicable.   Upon completion of these audits and reviews, we will amend the Annual Report on Form 10-K to include our audited financial statements and related information which have been omitted from the present filing.

The Annual Report has been posted on our website: www.transmontaignepartners.com under the Investor Information” tab.   Unitholders may obtain a hard copy of the TransMontaigne Partner’s Annual Report on Form 10-K (and the future amendment thereto) for the year ended December 31, 2011 free of charge by contacting TransMontaigne Partners L.P., Attention:  Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Tuesday, March 13, 2012 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(800) 230-1951

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Tuesday, March 13, 2012 until 11:59 p.m. (ET) on Tuesday, March 20, 2012 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  240117

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

Selected results of operations data for the three months ended December 31, 2011 and 2010 are summarized below (in thousands, except per unit amounts):

(Unaudited)

	Three Months Ended December 31,
	2011	2010
Income Statement Data
Revenue	$39,239	$39,464
Direct operating costs and expenses	(15,795)	(20,761)
Direct general and administrative expenses	(1,463)	(963)
Operating income (loss)	11,474	(2,212)
Net earnings (loss)	10,500	(2,785)
Net earnings (loss) allocable to limited partners	9,298	(3,446)
Net earnings (loss) per limited partner unit—basic	$0.65	$(0.24)

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the three months ended December 31, 2011 (in thousands):

October 1, 2011 through December 31, 2011

Net earnings	$10,500
Depreciation and amortization	6,921
Amounts due under long-term terminaling services agreements, net	(165)
Amortization of deferred revenue—projects	(1,136)
Payments received upon completion of projects	—
Payments received upon completion of projects, (reserve)/reversal	524
Unrealized gain on derivative instrument	—
Deferred equity-based compensation	107
Distributions paid to holders of restricted phantom units	(24)
Cash paid for purchase of common units	(54)
Gain on disposition of assets	—
Equity in earnings of joint venture	(165)
Distributions received from joint venture	195
Maintenance capital expenditures	(3,065)
“Distributable Cash Flow” generated during the period	$13,638

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$10,307

Distributable cash flow is not a computation based upon generally accepted accounting principles.  The amounts included in the computation of our distributable cash flow are derived from the results of our operations for the three months December 31, 2011 (unaudited). Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 13, 2012.

-END-